Exhibit 99.1
February 27, 2018

GenMark Diagnostics Reports Fourth Quarter and Full Year 2017 Results

CARLSBAD, Calif - GenMark Diagnostics, Inc. (Nasdaq: GNMK), a leading provider of automated, multiplex molecular diagnostic testing systems, today announced financial results for the fourth quarter and full year ended December 31, 2017.

Highlights

•	Revenues for the fourth quarter of 2017 were $16.0 million, an increase of 8% over the prior year period

•	Revenues for the full year 2017 were $52.5 million, representing an increase of 7% over 2016

•	Placed 49 ePlex® analyzers in the fourth quarter of 2017

•	Exited the year with an installed base of 196 ePlex analyzers in U.S. and European labs

•	XT-8 installed base remained relatively stable at 620 analyzers in U.S. labs

“In 2017, we achieved several significant product launches that are fundamental to the continued growth and success of our business. We launched our FDA cleared ePlex system and Respiratory Pathogen Panel in the U.S. ahead of the current severe flu season, and we introduced our ePlex family of CE Marked BCID sepsis panels in Europe. We’re also very pleased with the recent launch of our ePlex NP system, which we designed to address lower test-volume sites and decentralized near patient settings,” said Hany Massarany, President and Chief Executive Officer. “Looking ahead, we are excited about the opportunity we have in 2018 and beyond, to drive ePlex commercialization with an expanded menu of test panels and a rapidly growing number of customers utilizing ePlex for routine clinical testing,” concluded Massarany.

Fourth Quarter Financial Results
Revenue was $16.0 million in the fourth quarter of 2017, an increase of 8% versus $14.9 million in the fourth quarter of 2016. Gross profit was $4.7 million, or 30% of revenue, compared with $8.6 million, or 58% of revenue in the same period of 2016, reflecting the increased proportion of ePlex revenues in the quarter.

Annuity per XT-8 analyzer was approximately $65,000 over the last 4 quarters. Annuity per ePlex analyzer was approximately $120,000 in the fourth quarter.

Operating expenses for the fourth quarter of 2017 were $18.7 million compared to $20.7 million in the same period for 2016. The decrease was largely due to reduced ePlex development expenses.

Loss per share was $0.26 per share for the fourth quarter of 2017, compared to a $0.27 loss per share in the fourth quarter of 2016.

The Company ended the quarter with $72.0 million in cash and investments, reflecting the impact of increasing inventory levels in advance of the flu season.

Guidance for Full Year 2018
GenMark projects revenue for the full year 2018 to range from $68 to $72 million. Gross margin is expected to be in the mid 30% range and operating expenses in the mid-$60 million range. The Company expects ePlex placements of 140-170 analyzers, and an annuity per ePlex placement in the range of $100,000 to $120,000.

Webcast and Conference Call Information
The Company will be hosting a conference call to discuss fourth quarter results in further detail on Tuesday, February 27, 2018 starting at 4:30 p.m. ET. The conference call will be concurrently webcast. The link to the webcast will be available on the GenMark Diagnostics, Inc. website at www.genmarkdx.com under the investor relations section and will be archived for future reference. To listen to the conference call, please dial (877) 312-5847 (US/Canada) or (253) 237-1154 (International) and use the conference ID number 3489404 approximately five minutes prior to the start time.

About GenMark Diagnostics
GenMark Diagnostics (NASDAQ: GNMK) is a leading provider of multiplex molecular diagnostic solutions designed to enhance patient care, improve key quality metrics, and reduce the total cost-of-care. Utilizing GenMark's proprietary eSensor® detection technology, GenMark's eSensor XT-8® and ePlex® systems are designed to support a broad range of molecular diagnostic tests with compact, easy-to-use workstations and self-contained, disposable test cartridges. GenMark’s ePlex: The True Sample-to-Answer Solution™ is designed to optimize laboratory efficiency and address a broad range of infectious disease testing needs, including respiratory, bloodstream, and gastrointestinal infections.  For more information, visit www.genmarkdx.com.

Safe Harbor Statement
This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding our future financial performance, regulatory submissions and approvals, and the timely and effective commercialization and clinical impact of our ePlex system, are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, our ability to successfully commercialize our ePlex system and its related test menu in a timely manner, constraints or inefficiencies caused by unanticipated acceleration and deceleration of customer demand, our ability to successfully expand sales of our product offerings outside the United States, and third-party payor reimbursement to our customers, as well as other risks and uncertainties described under the “Risk Factors” in our public filings with the Securities and Exchange Commission. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

Investor Relations Contact
Lynn Pieper Lewis or Leigh Salvo
(415) 937-5404
ir@genmarkdx.com

GENMARK DIAGNOSTICS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	As of December 31,
	2017	2016
ASSETS:
Current Assets:
Cash and cash equivalents	$26,754	$15,959
Short-term marketable securities	45,236	25,607
Accounts receivable, net of allowances of $2,754 and $2,740, respectively	10,676	9,048
Inventories	10,949	6,633
Prepaid expenses and other current assets	1,792	1,202
Total current assets	95,407	58,449

Property and equipment, net	22,581	18,268
Intangible assets, net	2,624	2,670
Restricted cash	758	758
Other long-term assets	192	179
Total assets	$121,562	$80,324

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$11,171	$8,703
Accrued compensation	5,419	5,650
Current portion of long-term debt	7,927	7,935
Other current liabilities	3,226	4,133
Total current liabilities	27,743	26,421

Deferred rent	3,059	3,652
Long-term debt	20,099	11,880
Other noncurrent liabilities	241	220
Total liabilities	51,142	42,173

Stockholders' equity
Preferred stock, $0.0001 par value; 5,000 authorized, none issued	—	—
Common stock, $0.0001 par value; 100,000 authorized; 55,066 and 46,554 shares issued and outstanding, respectively	6	4
Additional paid-in capital	487,525	393,322
Accumulated deficit	(417,120)	(355,270)
Accumulated other comprehensive income	9	95
Total stockholders’ equity	70,420	38,151
Total liabilities and stockholders’ equity	$121,562	$80,324

GENMARK DIAGNOSTICS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(unaudited)	(unaudited)
Revenue
Product revenue	$15,947	$14,803	$52,260	$48,914
License and other revenue	75	82	259	360
Total revenue	16,022	14,885	52,519	49,274
Cost of revenue	11,287	6,243	32,514	19,700
Gross profit	4,735	8,642	20,005	29,574
Operating expenses:
Sales and marketing	5,584	4,501	20,557	14,734
General and administrative	4,651	3,841	16,205	14,363
Research and development	8,463	12,358	42,760	49,458
Total operating expenses	18,698	20,700	79,522	78,555
Loss from operations	(13,963)	(12,058)	(59,517)	(48,981)
Other income (expense):
Interest income	208	77	561	176
Interest expense	(771)	(474)	(3,042)	(1,536)
Other income (expense)	22	(168)	249	(160)
Total other income (expense)	(541)	(565)	(2,232)	(1,520)
Loss before provision for income taxes	(14,504)	(12,623)	(61,749)	(50,501)
Income tax expense	32	55	101	100
Net loss	$(14,536)	$(12,678)	$(61,850)	$(50,601)
Net loss per share, basic and diluted	$(0.26)	$(0.27)	$(1.21)	$(1.15)
Weighted average number of shares outstanding basic and diluted	54,910	46,458	51,169	44,100

Other comprehensive loss
Net loss	$(14,536)	$(12,678)	$(61,850)	$(50,601)
Other comprehensive income/(loss):
Foreign currency translation adjustments, net of tax	(229)	86	(84)	77
Net unrealized losses on marketable securities, net of tax	22	(13)	(2)	(11)
Total other comprehensive income/(loss)	(207)	73	(86)	66
Total comprehensive loss	$(14,743)	$(12,605)	$(61,936)	$(50,535)

GENMARK DIAGNOSTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years ended December 31,
	2017	2016	2015
Operating activities:
Net loss	$(61,850)	$(50,601)	$(42,197)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,317	3,916	3,405
Net amortization/(accretion) of premiums/discounts on investments	(39)	89	180
Gain on sale of investment in preferred stock	—	(9)	(223)
Amortization of deferred debt issuance costs	1,132	388	285
Stock-based compensation	12,170	9,236	9,995
Provision for bad debt	14	13	25
Non-cash inventory adjustments	1,323	134	594
Other non-cash adjustments	(224)	145	186
Changes in operating assets and liabilities:
Accounts receivable	(1,555)	(2,250)	(1,983)
Inventories	(10,512)	(3,450)	(1,286)
Prepaid expenses and other assets	(599)	(613)	(36)
Accounts payable	2,557	4,105	(757)
Accrued compensation	(263)	2,172	(458)
Other current and non-current liabilities	(893)	1,088	355
Net cash used in operating activities	(53,422)	(35,637)	(31,915)
Investing activities:
Payments for intellectual property licenses	(500)	(1,500)	(550)
Purchases of property and equipment	(4,815)	(7,000)	(3,756)
Purchases of marketable securities	(70,989)	(33,688)	(22,646)
Proceeds from sales of marketable securities	13,896	8,015	223
Maturities of marketable securities	37,500	10,050	46,050
Net cash provided by (used in) investing activities	(24,908)	(24,123)	19,321
Financing activities:
Proceeds from issuance of common stock	87,267	30,920	884
Costs incurred in conjunction with public offering	(5,469)	(1,143)	—
Principal repayment of borrowings	(7,848)	(40)	(22)
Proceeds from borrowings	15,000	10,000	10,000
Costs associated with debt issuance	(187)	(90)	(718)
Proceeds from stock option exercises	287	712	989
Net cash provided by financing activities	89,050	40,359	11,133
Effect of exchange rate changes on cash	75	(25)	(9)
Net increase (decrease) in cash and cash equivalents	10,795	(19,426)	(1,470)
Cash and cash equivalents at beginning of year	15,959	35,385	36,855
Cash and cash equivalents at end of year	$26,754	$15,959	$35,385
Non-cash investing and financing activities:
Transfer of systems from property and equipment into inventory	$4,885	$263	$225
Property and equipment costs incurred but not paid included in accounts payable	$227	$1,159	$146
Intellectual property acquisition included in accrued expenses	$—	$—	$800
Supplemental cash flow information:
Cash paid for interest	$1,643	$1,130	$572
Cash paid for income taxes, net	$61	$65	$10